EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JUNE 20, 2005

CONTACTS:

JEFF MOBLEY VICE PRESIDENT INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION RECEIVES REQUISITE CONSENTS FOR INDENTURE AMENDMENTS AND ANNOUNCES ACCEPTANCE OF 8.125% SENIOR NOTES AND 9.00% SENIOR NOTES TENDERED FOR EARLY PAYMENT

OKLAHOMA CITY, OKLAHOMA, JUNE 20, 2005 - Chesapeake Energy Corporation (NYSE:CHK) today announced it has received the consents necessary to adopt certain proposed amendments to the indentures governing its $245,407,000 aggregate principal amount outstanding of 8.125% Senior Notes due 2011 (CUSIP No. 165167AS6) (the “8.125% Notes”) and its $300,000,000 aggregate principal amount outstanding of 9.00% Senior Notes due 2012 (CUSIP No. 165167AX5) (the “9.00% Notes” and, together with the 8.125% Notes, the “Notes”), pursuant to its previously announced cash tender offers and consent solicitations for the Notes (each an “Offer” and together, the “Offers”). The proposed amendments will eliminate substantially all of the restrictive covenants of the indentures. Adoption of the proposed amendments requires the consent of holders of at least a majority of the aggregate principal amount of each of the outstanding Notes.

Holders who validly tendered their 8.125% Notes by 5:00 p.m., New York City time, on June 20, 2005 (the “Consent Date”), and consented to the proposed amendments will receive the total consideration of $1,070.75 per $1,000.00 principal amount of Notes accepted for purchase, consisting of (i) the purchase price of $1,050.75 and (ii) the consent payment of $20.00, plus accrued interest up to, but not including, the date of acceptance. As of the Consent Date, $237,824,423, or 96.9%, in aggregate principal amount of the 8.125% Notes had been tendered in the Offer. Acceptance of and payment for such 8.125% Notes is expected to occur on June 21, 2005, subject to satisfaction or waiver of certain conditions. Upon payment for such 8.125% Notes, the amendments relating to the 8.125% Notes will become effective.

Holders who validly tendered their 9.00% Notes by 5:00 p.m., New York City time, on June 20, 2005 (the “Consent Date”), and consented to the proposed amendments will receive the total consideration of $1,138.13 per $1,000.00 principal amount of Notes accepted for purchase, consisting of (i) the purchase price of $1,118.13 and (ii) the consent payment of $20.00, Pluccrued interest up to, but not including, the date of acceptance. As of the Consent Date, $298,860,000, or 99.6%, in aggregate principal amount of the 9.00% Notes had been tendered in the Offer. Acceptance of and payment for such 9.00% Notes is expected to occur on June 21, 2005, subject to satisfaction or waiver of certain conditions. Upon payment for such 9.00% Notes, the amendments relating to the 9.00% Notes will become effective.

An aggregate principal amount of $7,582,577 of 8.125% Notes and an aggregate principal amount of $1,140,000 of 9.00% Notes remain outstanding and subject to the Offer which is scheduled to expire at 5:00 p.m., New York City time, on July 6, 2005, unless extended (the “Expiration Date”). Holders who validly tender their 8.125% Notes after the Consent Date and prior to the Expiration Date will receive the purchase price of $1,050.75 per $1,000.00 principal amount of 8.125% Notes accepted for purchase. Holders who validly tender their 9.00% Notes after the Consent Date and prior to the Expiration Date will receive the purchase price of $1,118.13 per $1,000.00 principal amount of 9.00% Notes accepted for purchase. Payment for Notes tendered after the Consent Date is expected to occur on or about July 7, 2005. All holders whose Notes are accepted for payment will also receive accrued and unpaid interest up to, but not including, the applicable date of payment for the Notes.

The terms of the Offers are described in the Company’s Offer to Purchase and Consent Solicitation Statement dated June 7, 2005, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the Offers, at (800) 322-2885 (US toll free) and (212) 929-5500 (collect).

The Company has engaged Bear, Stearns & Co. Inc. and Wachovia Securities to act as dealer managers and solicitation agents in connection with the Offers. Questions regarding the Offers may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-2327 (toll-free) and (212) 272-5112 (collect) or Wachovia Securities, Liability Management Group, at (866) 309-6316 (toll-free) and (704) 715-8341 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Offers are being made solely by the Offer to Purchase and Consent Solicitation Statement dated June 7, 2005.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast and Ark-La-Tex (including the Barnett Shale) regions of the United States. The company’s Internet address is www.chkenergy.com.